Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
THE NET INCOME FOR THE FOURTH QUARTER OF FISCAL 2021

Keene, N.H. November 12, 2021 - North European Oil Royalty Trust (NYSE-NRT) reported the net income for the fourth quarter of fiscal 2021 which appears below compared with the fourth quarter of fiscal 2020. Total royalty income for the fourth quarters of fiscal 2021 and 2020 include negative prior year adjustments of $157,538 and $254,369, respectively, based upon the corrected royalty calculations for the 2020 and 2019 calendar years. Total royalty income for the fourth quarter of fiscal 2020 was further reduced by a negative adjustment from the prior quarter totaling $443,014. The year-over-year increase in total royalty income for the fourth quarter of fiscal 2021 can largely be attributed to the significant increase in gas prices and the lower negative adjustments applied in 2021.

	4th Fiscal Quarter Ended 10/31/2021	4th Fiscal Quarter Ended 10/31/2020	Percentage Change
Total Royalty Income	$1,437,950	$348,614	+312.48%
Net Income	$1,302,678	$218,649	+495.79%
Distributions per Unit	$0.14	$0.02	+600.00%

The increase in total royalty income received for fiscal 2021 resulted primarily from the reduced impact of COVID-19 and the re-opening of the German economy. The Trust received negative adjustments in fiscal 2021 which decreased royalty income by $696,189, and in fiscal 2020 the Trust received negative adjustments which decreased royalty income by $653,916. Under the Mobil Agreement for fiscal 2021, gas prices, gas sales and average exchange rates showed percentage changes of +20.71%, -8.33% and +7.06%, respectively, in comparison to fiscal 2020. Under the OEG Agreement for fiscal 2021, gas prices, gas sales and average exchange rates showed percentage changes of +20.19%, -3.39% and +7.35%, respectively, in comparison to fiscal 2020. The comparison of the relevant periods is shown below.

	Fiscal Year Ended 10/31/2021	Fiscal Year Ended 10/31/2020	Percentage Change
Total Royalty Income	$4,602,410	$4,050,017	+13.64%
Net Income	$3,976,557	$3,286,363	+21.00%
Distributions per Unit	$0.47	$0.32	+46.88%

The 2021 Annual Meeting is scheduled to begin at 11:00 a.m. on February 16, 2022. The annual meeting is convened for purposes of voting on the proposals presented in the proxy statement. The meeting will also provide the opportunity for unit owners and interested parties to pose questions to the Trustees and the Managing Director and will be held via Zoom. Further details will be provided in the Notice of Annual Meeting of Unit Owners which is being mailed in early January.

The previously declared distribution of 14 cents per unit will be paid on November 24, 2021 to owners of record as of November 12, 2021. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The Trust's press releases, along with other pertinent information, are available on the Trust's website: www.neort.com.